Exhibit 99.1

INTERVAL LEISURE GROUP REPORTS THIRD QUARTER 2012 RESULTS

MIAMI, November 06, 2012 (BUSINESS WIRE) — Interval Leisure Group (Nasdaq: IILG) (“ILG”) today announced results for the three months ended September 30, 2012.

THIRD QUARTER 2012 HIGHLIGHTS

•                  ILG consolidated revenue increased year over year by 9.8%

•                  The Company generated third quarter adjusted diluted earnings per share of $0.19

•                  Interval International added 27 new resort affiliations and increased member count by 3.6%

•                  Management fee and rental revenue improved by 51.8%

•                  ILG free cash flow of $53.7 million year to date

•                  Redeemed our $300 million, 9.5% senior notes on September 4, 2012 by drawing on our $500 million revolving credit facility at an initial interest rate of LIBOR plus 1.75%.

“Interval Leisure Group continues to diversify its fee-for-service offerings in the non-traditional leisure market. Consolidated revenue grew by nearly 10% over last year as a result of growth in the management and rental segment,” said Craig M. Nash, Chairman, President and Chief Executive Officer of Interval Leisure Group. “We continue to execute our long term strategy to broaden ILG’s footprint and position the Company for long term success.”

Financial Summary & Operating Metrics (in millions, except per share amounts and percentages)

	Three Months Ended September 30,		Quarter Over Quarter
Metrics	2012	2011	Change
Revenue	$117.2	$106.7	9.8%
Membership and Exchange revenue	$86.1	$86.2	(0.2)%
Management and Rental revenue	$31.1	$20.5	51.8%
Gross profit	$75.5	$72.0	4.8%
Net income attributable to common stockholders	$0.1	$11.4	(98.7)%
Adjusted net income*	$11.0	$11.4	(3.4)%
Diluted EPS	$0.00	$0.20	(100.0)%
Adjusted diluted EPS*	$0.19	$0.20	(5.0)%
Adjusted EBITDA*	$38.1	$38.3	(0.6)%

Balance sheet data	September 30, 2012	December 31, 2011
Cash and cash equivalents	$132.0	$195.5
Debt	$290.0	$340.1

	Nine Months Ended September 30,		Year Over Year
Cash flow data	2012	2011	Change
Net cash provided by operating activities	$64.1	$76.9	(16.6)%
Free cash flow*	$53.7	$66.9	(19.8)%

* “Adjusted net income”, “Adjusted diluted EPS”, “Adjusted EBITDA” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

DISCUSSION OF RESULTS

Third Quarter 2012 Consolidated Operating Results

Consolidated revenue for the third quarter ended September 30, 2012 was $117.2 million, an increase of 9.8% from $106.7 million for the third quarter of 2011. The increase was driven by the incremental revenue contribution from our Management and Rental segment, primarily reflecting the February 2012 acquisition of Vacation Resorts International (VRI).

Net income for the three months ended September 30, 2012 was $0.1 million, which reflects a $17.9 million non-cash, pre-tax loss associated with the early extinguishment of our $300 million, 9.5% senior notes on September 4, 2012. Excluding the impact of this non-cash loss, adjusted net income (defined below) for the three months ended September 30, 2012 was $11.0 million, a decrease of $0.4 million from net income of $11.4 million for the same period of 2011.

The year-over-year decrease in adjusted net income was driven by lower Membership and Exchange segment pre-tax income which includes an unfavorable variance of $1.1 million in our estimated accrual for European Union Value Added Tax (EU VAT), due to a change in estimate recorded in the third quarter of 2011,  higher health and welfare insurance expense of $1.0 million and unfavorable non-operating foreign currency fluctuations of $3.4 million primarily as a result of our foreign subsidiaries holding U.S dollar denominated cash balances. This was partly offset by stronger Management and Rental pre-tax income of $2.0 million, which reflects the incremental contribution from VRI, improved results at Aston and a favorable net change in the estimated fair value of contingent consideration related to an acquisition. Additionally, our operating results benefitted from lower interest expense of $2.2 million in the quarter due to the early extinguishment and refinancing of our indebtedness.

Excluding the impact of the non-cash loss on the early extinguishment of our senior notes, adjusted diluted earnings per share (defined below) were $0.19 in the third quarter of 2012 compared to diluted earnings per share of $0.20 for the same period of 2011. Additionally, excluding the after-tax impact of unfavorable non-operating foreign currency fluctuations of $0.6 million in the third quarter of 2012 and favorable fluctuations of $1.7 million in the third quarter of 2011, adjusted diluted EPS in the current quarter would be $0.20 compared to $0.17 in the prior year.

Adjusted EBITDA (defined below) was $38.1 million for the quarter ended September 30, 2012, compared to Adjusted EBITDA of $38.3 million for the same period of 2011. Adjusted EBITDA for the quarter excludes the impact of non-cash compensation as well as other non-operating income and expenses primarily consisting of non-operating foreign currency exchange net gains and losses and the $17.9 million non-cash loss on the early extinguishment of our senior notes.

Business Segment Results

Membership and Exchange

Membership and Exchange segment revenue for the three months ended September 30, 2012 was $86.1 million, comparable to $86.2 million for the same period in 2011.

For the third quarter of 2012, transaction and membership fee revenue were $46.6 million and $32.5 million, respectively, a decrease of 0.5% and an increase of 1.0% over the same period in 2011.

Total active members at September 30, 2012 were 1.86 million, approximately 3.6% higher than total active members at September 30, 2011.  Average revenue per member for the third quarter of 2012 was $43.54, a decrease of 3.6% from the third quarter of 2011.  The decrease in average revenue per member was impacted by a shift in the percentage mix of our membership base from traditional to corporate memberships, in part related to the affiliation of two corporate accounts during the first half of 2012 which drove the increase in members.

During the third quarter of 2012, Interval International affiliated 27 new vacation ownership resorts located in 9 countries.

Membership and Exchange segment adjusted EBITDA was $33.7 million in the third quarter, a decrease of 7.1% from the segment’s adjusted EBITDA of $36.3 million in 2011. Membership and Exchange segment adjusted EBITDA reflects lower gross profit of $1.1 million, primarily resulting from higher call center and related member servicing and fulfillment costs in part attributable to the on-boarding of new members into our Interval Network related to the two previously mentioned corporate account affiliations. The year-over-year change in this segment’s adjusted EBITDA was also adversely affected by the unfavorable variance in our EU VAT accrual as well as higher health and welfare insurance expense, partly offset by this segment’s share of the favorable net change in the estimated fair value of contingent consideration related to an acquisition, as previously discussed.

Management and Rental

Management and Rental segment revenue for the three months ended September 30, 2012 was $31.1 million, including $15.1 million of management fee and rental revenue (defined below). Year-over-year, management fee and rental revenue grew by 78.2%. The improvement was primarily driven by the acquisition of VRI, higher revenue generated by Trading Places International (TPI) and an increase in revenue per available room (“RevPAR”) at Aston. Aston RevPAR for the quarter ended September 30, 2012 was $134.45, increasing 18.9% from $113.12 for the same period in 2011, resulting primarily from an 11.3% higher average daily rate (ADR) and a 6.8% improvement in occupancy rates in the third quarter.

In the third quarter of 2012, Management and Rental segment adjusted EBITDA was $4.4 million, compared to $2.1 million in the prior year period.

CAPITAL RESOURCES AND LIQUIDITY

As of September 30, 2012, ILG’s cash and cash equivalents totaled $132.0 million, compared to $195.5 million as of December 31, 2011. Our total debt outstanding was $290.0 million as of September 30, 2012, compared to $340.1 million as of December 31, 2011. On September 4, 2012, we redeemed our $300 million senior notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, amounting to $314.5 million. We funded the redemption through the use of $290.0 million drawn on our $500 million revolving credit facility, and cash on hand.

For the nine months ended September 30, 2012, ILG’s net cash provided by operating activities was $64.1 million and free cash flow (defined below) was $53.7 million, a decrease from the comparable prior year period primarily resulting from the timing of certain income tax payments.

Net cash used in investing activities was $42.6 million, primarily related to our acquisition of VRI, additional investments in loans receivable and capital expenditures primarily for IT initiatives, partly offset by the early repayments of certain existing loans receivable. Net cash used in financing activities was $89.4 million in the nine months ended September 30, 2012 and mainly related to the extinguishment and refinancing of our indebtedness and our quarterly dividends.

Dividend

The Board of Directors of Interval Leisure Group has declared a $0.10 per share dividend payable December 18, 2012 to shareholders of record on December 4, 2012.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS and free cash flow, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP). In addition, Adjusted EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

ILG will host a conference call today at 4:30 p.m. Eastern Time to discuss its results for the third quarter 2012, with access via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing (866) 356-4281 (toll-free domestic) or (617) 597-5395 (international); participant passcode: 96619649. Please register at least 10 minutes before the conference call begins. A live webcast of the conference call will be available on the Investor Relations section of ILG’s Web site at http://www.iilg.com. A replay of the call will be available for 10 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international); passcode: 32316708. The webcast will be archived on ILG’s Web site for 90 days after the call.

ABOUT INTERVAL LEISURE GROUP

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Headquartered in Miami, Florida, ILG has more than 3,500 employees worldwide.

The company’s primary business segment is Membership and Exchange, which offers travel and leisure related products and services to about 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange since 1976. With offices in 16 countries, it operates the Interval Network of approximately 2,700 resorts in more than 75 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) and Preferred Residences networks.

ILG also has a Management and Rental business segment that includes Aston Hotels & Resorts, Vacation Resorts International, and TPI. These businesses provide hotel, condominium resort, timeshare resort, and homeowners’ association management, as well as rental services, to travelers and owners at more than 200 vacation properties, resorts and club locations throughout North America.

More information about the Company is available at www.iilg.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for, or insolvency or consolidation of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns; changes in our senior management; regulatory changes; our ability to compete effectively and successfully introduce new products and services; the effects of our significant indebtedness and our compliance with the terms thereof; adverse events or trends in key vacation destinations; business interruptions in connection with our technology systems; ability of managed homeowners associations to collect sufficient maintenance fees; third parties not repaying advances or extensions of credit; loss of the management contract for one of Aston’s largest managed properties; and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable law, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenue	$117,195	$106,713	$362,602	$329,250
Cost of sales	41,741	34,708	127,793	107,564
Gross profit	75,454	72,005	234,809	221,686
Selling and marketing expense	13,282	13,341	41,323	41,215
General and administrative expense	26,626	23,256	79,032	71,731
Amortization expense of intangibles	6,669	6,830	21,001	20,448
Depreciation expense	3,311	3,319	9,839	10,006
Operating income	25,566	25,259	83,614	78,286
Other income (expense):
Interest income	535	433	1,538	820
Interest expense	(6,485)	(8,762)	(23,874)	(26,868)
Other income (expense), net	(915)	2,488	(2,408)	758
Loss on extinguishment of debt	(17,925)	—	(18,527)	—
Total other expense, net	(24,790)	(5,841)	(43,271)	(25,290)
Earnings before income taxes and noncontrolling interest	776	19,418	40,343	52,996
Income tax provision	(624)	(7,982)	(14,911)	(20,864)
Net income	152	11,436	25,432	32,132
Net income attributable to noncontrolling interest	(3)	(2)	(6)	(1)
Net income attributable to common stockholders	$149	$11,434	$25,426	$32,131

Earnings per share attributable to common stockholders:
Basic	$0.00	$0.20	$0.45	$0.56
Diluted	$0.00	$0.20	$0.45	$0.55
Weighted average number of common stock outstanding:
Basic	56,714	57,245	56,448	57,302
Diluted	57,364	57,861	57,120	58,085
Dividends declared per share of common stock	$0.10	$—	$0.30	$—

Adjusted net income(1)	$11,042	$11,434	$36,684	$32,131
Adjusted earnings per share(1):
Basic	$0.19	$0.20	$0.65	$0.56
Diluted	$0.19	$0.20	$0.64	$0.55

(1) “Adjusted net income” and “adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2012	December 31, 2011

ASSETS
Cash and cash equivalents	$131,957	$195,517
Deferred membership costs	12,669	12,461
Prepaid income taxes	16,120	2,245
Other current assets	78,807	75,416
Total current assets	239,553	285,639
Goodwill and intangible assets, net	606,492	586,796
Deferred membership costs	11,924	13,331
Other non-current assets	81,649	90,556
TOTAL ASSETS	$939,618	$976,322

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$12,873	$11,905
Deferred revenue	100,412	91,214
Other current liabilities	65,590	74,891
Total current liabilities	178,875	178,010
Long-term debt	290,000	340,113
Deferred revenue	114,818	119,772
Other long-term liabilities	89,313	89,323
Redeemable noncontrolling interest	425	419
TOTAL STOCKHOLDERS’ EQUITY	266,187	248,685
TOTAL LIABILITIES AND EQUITY	$939,618	$976,322

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2012	2011

Cash flows from operating activities:
Net income	$25,432	$32,132
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	21,001	20,448
Amortization of debt issuance costs	1,180	1,371
Depreciation expense	9,839	10,006
Accretion of original issue discount	1,840	1,860
Non-cash compensation expense	8,733	8,840
Non-cash interest expense	338	333
Non-cash interest income	(651)	—
Deferred income taxes	1,370	1,374
Excess tax benefits from stock-based awards	(3,014)	(1,272)
Gain on disposal of property and equipment	(256)	—
Loss on extinguishment of debt	18,527	—
Change in fair value of contingent consideration	(670)	1,159
Changes in assets and liabilities	(19,547)	606
Net cash provided by operating activities	64,122	76,857
Cash flows from investing activities:
Acquisition, net of cash acquired	(39,963)	—
Capital expenditures	(10,425)	(9,916)
Investment in financing receivables	(9,480)	(16,150)
Payments received on financing receivables	16,989	—
Proceeds from disposal of property and equipment	230	—
Acquisition of assets	—	(5,600)
Net cash used in investing activities	(42,649)	(31,666)
Cash flows from financing activities:
Principal payments on term loan	(56,000)	(15,000)
Redemption of senior notes	(300,000)	—
Borrowings on revolving credit facility	290,000	—
Payments of debt issuance costs	(3,912)	—
Treasury stock purchases	—	(17,585)
Dividend payments	(16,996)	—
Other, net	(2,526)	(1,744)
Net cash used in financing activities	(89,434)	(34,329)
Effect of exchange rate changes on cash and cash equivalents	4,401	(412)
Net increase (decrease) in cash and cash equivalents	(63,560)	10,450
Cash and cash equivalents at beginning of period	195,517	180,502
Cash and cash equivalents at end of period	$131,957	$190,952

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$29,528	$30,176
Income taxes, net of refunds	$24,813	$12,122

OPERATING STATISTICS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	% Change	2011	2012	% Change	2011
Membership and Exchange
Total active members at end of period (000’s)	1,857	3.6%	1,792	1,857	3.6%	1,792
Average revenue per member	$43.54	(3.6)%	$45.15	$141.00	0.3%	$140.61

Management and Rental
Available room nights (000’s)	381	(2.6)%	391	1,126	(2.8)%	1,158
RevPAR	$134.45	18.9%	$113.12	$131.84	18.5%	$111.30

ADDITIONAL DATA

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	% Change	2011	2012	% Change	2011
	(Dollars in thousands)			(Dollars in thousands)
Membership and Exchange
Transaction revenue	$46,588	(0.5)%	$46,836	$156,822	3.9%	$150,865
Membership fee revenue	32,518	1.0%	32,196	97,652	0.4%	97,307
Ancillary member revenue	1,808	(14.7)%	2,119	5,542	(6.1)%	5,900
Total member revenue	80,914	(0.3)%	81,151	260,016	2.3%	254,072
Other revenue	5,178	2.1%	5,071	16,709	4.9%	15,929
Total revenue	$86,092	(0.2)%	$86,222	$276,725	2.5%	$270,001

Management and Rental
Management fee and rental revenue	$15,117	78.2%	$8,484	$41,165	69.9%	$24,229
Pass-through revenue	15,986	33.1%	12,007	44,712	27.7%	35,020
Total revenue	$31,103	51.8%	$20,491	$85,877	44.9%	$59,249
Management and Rental gross margin	31.8%	22.0%	26.1%	30.8%	24.1%	24.8%
Management and Rental gross margin without Pass-through Revenue	65.5%	3.9%	63.0%	64.3%	5.9%	60.7%

RECONCILIATIONS OF NON-GAAP MEASURES

	Nine Months Ended September 30,
	2012	% Change	2011
	(Dollars in thousands)

Net cash provided by operating activities	$64,122	(16.6)%	$76,857
Less: Capital expenditures	(10,425)	5.1%	(9,916)
Free cash flow	$53,697	(19.8)%	$66,941

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)

Net income attributable to common stockholders	$149	$11,434	$25,426	$32,131
Loss on extinguishment of debt	17,925	—	18,527	—
Income tax benefit of adjusting items(1)	(7,032)	—	(7,269)	—
Adjusted net income	$11,042	$11,434	$36,684	$32,131
Adjusted earnings per share:
Basic	$0.19	$0.20	$0.65	$0.56
Diluted	$0.19	$0.20	$0.64	$0.55

(1) Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

	Three Months Ended September 30,
	2012			2011
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$33,701	$4,409	$38,110	$36,262	$2,080	38,342
Non-cash compensation expense	(2,311)	(253)	(2,564)	(2,693)	(241)	(2,934)
Other non-operating income (expense), net	(915)	—	(915)	2,488	—	2,488
Loss on extinguishment of debt	(17,925)	—	(17,925)	—	—	—
EBITDA	12,550	4,156	16,706	36,057	1,839	37,896
Amortization expense of intangibles	(4,968)	(1,701)	(6,669)	(5,420)	(1,410)	(6,830)
Depreciation expense	(3,011)	(300)	(3,311)	(3,097)	(222)	(3,319)
Less: Other non-operating income (expense), net	915	—	915	(2,488)	—	(2,488)
Less: Loss on extinguishment of debt	17,925	—	17,925	—	—	—
Operating income	$23,411	$2,155	25,566	$25,052	$207	25,259
Interest income			535			433
Interest expense			(6,485)			(8,762)
Other non-operating income (expense), net			(915)			2,488
Loss on extinguishment of debt			(17,925)			—
Income tax provision			(624)			(7,982)
Net income			152			11,436
Net income attributable to noncontrolling interest			(3)			(2)
Net income attributable to common stockholders			$149			$11,434

	Nine Months Ended September 30,
	2012			2011
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$111,863	$11,324	$123,187	$111,935	$5,645	$117,580
Non-cash compensation expense	(7,954)	(779)	(8,733)	(8,076)	(764)	(8,840)
Other non-operating income (expense), net	(2,259)	(149)	(2,408)	882	(124)	758
Loss on extinguishment of debt	(18,527)	—	(18,527)	—	—	—
EBITDA	83,123	10,396	93,519	104,741	4,757	109,498
Amortization expense of intangibles	(15,808)	(5,193)	(21,001)	(16,269)	(4,179)	(20,448)
Depreciation expense	(9,025)	(814)	(9,839)	(9,286)	(720)	(10,006)
Less: Other non-operating income (expense), net	2,259	149	2,408	(882)	124	(758)
Less: Loss on extinguishment of debt	18,527	—	18,527	—	—	—
Operating income (loss)	$79,076	$4,538	83,614	$78,304	$(18)	78,286
Interest income			1,538			820
Interest expense			(23,874)			(26,868)
Other non-operating income (expense), net			(2,408)			758
Loss on extinguishment of debt			(18,527)			—
Income tax provision			(14,911)			(20,864)
Net income			25,432			32,132
Net income attributable to noncontrolling interest			(6)			(1)
Net income attributable to common stockholders			$25,426			$32,131

GLOSSARY OF TERMS

Adjusted Diluted EPS - Adjusted Net Income divided by the weighted average number of shares of common stock and dilutive securities outstanding during the period.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments and (3) other non-operating income and expense (including loss on extinguishment of debt). The Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Net Income - Net income attributable to common stockholders excluding the non-cash loss on extinguishment of our senior notes, net of tax.

Ancillary Member Revenue - Other Interval Network member related revenue including insurance and travel related services.

Available Room Nights - Number of nights available for rental by Aston at managed vacation properties during the period, which excludes all rooms under renovation.

Average Revenue per Member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free Cash Flow - Cash provided by operating activities less capital expenditures.

Gross Lodging Revenue - Total room revenue collected from all Aston-managed occupied rooms during the period.

Management Fee and Rental Revenue — Represents revenue earned by our Management and Rental segment exclusive of pass-through revenue.

Pass-through Revenue - Represents the compensation and other employee-related costs directly associated with  management of the properties and homeowner associations that are included in both revenue and cost of sales and that are passed on to the property owners and homeowner associations without mark-up. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

RevPAR - Gross Lodging Revenue divided by Available Room Nights during the period for Aston.

Total Active Members - Active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

Transaction Revenue — Interval Network transactional and service fees paid primarily for exchanges, Getaways, and reservation servicing.

SOURCE: Interval Leisure Group

Interval Leisure Group

Investor Contact:

Jennifer Klein, Investor Relations,

305-925-7302

Jennifer.Klein@iilg.com

Or

Media Contact:

Christine Boesch, Corporate Communications,

305-925-7267

Chris.Boesch@intervalintl.com